Exhibit 10.1

PERSONAL AND CONFIDENTIAL

March 11, 2025

Shruti Singhal

Dear Mr. Singhal,

Congratulations on your appointment as the next President and Chief Executive Officer of Mativ Holdings, Inc. We are pleased to present you with this offer of employment (this “Employment Letter”) to memorialize the terms of your appointment.

Employer (Legal Entity):

Mativ Holdings, Inc. (the “Company”).

Position:

President and Chief Executive Officer.

In connection with your appointment as President and Chief Executive Officer, you will continue to serve on the Board of Directors of the Company (the “Board”).

Reporting To:

The Board

Location:

Alpharetta, GA

Effective Date:

March 11, 2025

Term:

The Effective Date through March 11, 2026. At the conclusion of the Term, this Employment Letter will be terminated and be of no further force or effect.

Base Compensation:

During the Term, you will receive a monthly stipend of $110,000, payable consistent with the Company’s regular payroll practices. If you remain employed through the last day of the Term, you will receive a total of 12 monthly payments of $110,000.

If your employment is terminated for any reason before the end of the Term, your final monthly stipend will be prorated for days worked.

Short-Term Incentive Plan:

During the Term, you will not be eligible to participate in the Company’s Short-Term Incentive Plan or be otherwise eligible for any annual incentive payments.

Equity Grant:

During the Term, you will be eligible to participate in the Mativ Holdings, Inc. 2024 Equity Incentive Plan (the “Plan”). You will receive a one-time grant of time-based restricted stock units on the Effective Date equal to US$2,100,000 (“RSUs”). The RSUs will cliff-vest on the last day of the Term, subject to you remaining employed by the Company through the last day of the Term.

The RSUs are subject to the Plan and RSU award agreement, which will control in all instances.

Compensation Subject to Company Clawback Policies:

The RSUs will be subject to any clawback policies or provisions applicable to other executive officers of the Company.

Vacation/Holidays:

Under the Company’s vacation policy, you are entitled to receive paid vacation days and holidays consistent with the terms of the policy as in effect from time to time.

Executive Severance Benefits:

During the Term, you will not be eligible for the Company’s Executive Severance Plan; provided, however, that if you are involuntarily terminated without Cause (defined throughout this Employment Letter as such term is defined in the Company’s Executive Severance Plan) during the Term, and subject to your execution of a waiver and release of claims and a restrictive covenant agreement in favor of the Company, you will be eligible for three monthly termination payments of $110,000 following your termination of employment.

In addition, if you are involuntarily terminated without Cause during the Term, and subject to your execution of a waiver and release of claims and a restrictive covenant agreement in favor of the Company, you will vest in a prorated number of the RSUs, based on a fraction, the numerator of which is the number of days you were employed by the Company during the Term and the denominator of which is 365. If you are involuntarily terminated without Cause or you resign for Good Reason (as such term is defined in the Company’s Executive Severance) on or following a Change of Control (as such term is defined in the Company’s Executive Severance Plan), your RSUs will become fully vested on your termination of employment.

Benefits:

You are eligible to continue to participate in and receive benefits under the employee benefit and insurance plans, programs or arrangements available to similarly situated executives of the Company, subject to and consistent with the terms, conditions and overall administration of each such benefit plan, program or arrangement in place from time-to-time.

Reimbursement of Business Expenses:

The Company will reimburse you for any expenses reasonably and necessarily incurred by you during your employment with the Company in furtherance of your duties, including travel, meals and accommodations, subject to your compliance with the Company’s policies with respect to reimbursement of business expenses and provision of supporting receipts as in effect from time to time.

Such reimbursement will include reimbursement for any reasonable travel expenses incurred for travel between your primary residence in the Philadelphia, PA area and the Company’s headquarters in Alpharetta, GA.

Variations:

The Company reserves the right to make reasonable changes to any of the terms of your employment. You will be notified in writing of any changes as soon as possible and in any event within one month of the change.

This offer of employment is contingent upon your agreement to the conditions of employment outlined in this Employment Letter.

This Employment Letter supersedes and completely replaces any prior oral or written communication concerning the subject matters addressed in this letter. This Employment Letter is not an employment contract and should not be construed or interpreted as containing any guarantee of continued employment or employment for a specific term.

Please indicate your decision on this offer of employment by electronically signing all offer documentation. Please also save/print a copy of the offer documentation for your files.

Sincerely,

/s/ Mark Johnson

By: Mark Johnson

Its: Chief Legal and Administrative Officer

Date: March 11, 2025

Accepting this Offer of Employment:

You certify to the Company that you are not subject to a non-competition agreement or any other post-employment restrictive covenants that would preclude or restrict you from performing the duties of the position that the Company has offered you in this Employment Letter. We also advise you of the Company’s strong policy of respecting the confidential information and intellectual property rights of other companies. You should not bring with you to your position any documents or materials designated as confidential, proprietary or trade secret by another company, nor in any other way breach any proprietary information, confidentiality, non-competition or similar agreement to which you are a party and that remains in effect while you are employed by the Company.

You further acknowledge that this Employment Letter reflects the general description of the terms and conditions of your employment with the Company, and is not a contract of employment for any definite duration of time. For the avoidance of doubt, your employment relationship with the Company will be at-will, meaning that either you or the Company may terminate the employment relationship with or without Cause at any time. Notwithstanding the foregoing, should you resign from your employment, you will give the Company thirty (30) days’ prior written notice.

By signing below, you acknowledge that you have read and understand the foregoing information relative to the Company’s terms and conditions of employment and understand that your employment offer is conditioned upon their satisfaction.

Acknowledged and Agreed:

/s/ Shruti Singhal

By: Shruti Singhal

Date: March 11, 2025

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